EXHIBIT 10.2

FIRST AMENDMENT TO TRUST AGREEMENT FOR THE BRINK’S COMPANY PENSION
EQUALIZATION PLAN AND CERTAIN CONTRACTUAL ARRANGEMENTS OF THE
BRINK’S COMPANY

This First Amendment (the “Amendment”) to Trust Agreement for The Brink’s Company Pension Equalization Plan and Certain Contractual Arrangements of The Brink’s Company (the “Trust Agreement”) is made and entered into as of the 20th day of July, 2012 by and between THE BRINK’S  COMPANY (the “Company”) and WELLS FARGO BANK, N.A., (the "Trustee"),

WITNESSETH:

WHEREAS, the Company and Trustee (“collectively, the “Parties”) entered into the Trust Agreement as of December 22, 2011; and

WHEREAS, pursuant to Article XIII, Section 13.1 of the Trust Agreement, the Trust Agreement may be amended by a written instrument executed by both Parties; and

WHEREAS, the Company wishes to amend the Trust Agreement as set forth below and represents that such amendments shall not conflict or be inconsistent with the terms of the Plan or Contracts (as defined in the Trust Agreement); and

WHEREAS, the Trustee has no objection;

NOW, THEREFORE, the Parties do hereby agree that the Trust Agreement shall be amended as follows:

1.	Section 2.6 (a) shall be deleted in its entirety and replaced with the following:

Contributions to the Trust made pursuant to Section 2.5 shall be irrevocable to the extent the assets held in the Trust do not exceed the Projected Benefit Obligations under the Plan and Contracts as of the last day of the preceding Plan Year. In the event that assets of the Trust exceed the Projected Benefit Obligations under the Plan and Contracts as of the last day of the preceding Plan Year, the Company shall retain a power of appointment exercisable by the Company to revert the excess assets to itself within 210 days after the end of such Plan Year or as soon thereafter as is practicable. Upon a Change in Control, all contributions made to the Trust shall be irrevocable and no assets of the Trust shall revert to the Company until all obligations under the Plan and Contracts have been satisfied.

2.	Section 2.6 (c) shall be deleted in its entirety and replaced with the following:

The amount of any such contributions required under item (b) above shall be determined by Mercer Human Resources Consulting (or another nationally recognized firm of actuaries selected by the Company) as the amount needed to provide "Projected Benefit Obligations" (as defined herein) under the Plan and Contracts.   All fees and expenses under this Section 2.6 of Mercer Human Resources Consulting or its successor shall be paid by the Company.  If not so paid within a reasonable time, the fees and expenses shall be paid from the Trust.

IN WITNESS WHEREOF, Company and Trustee have caused this Amendment to be executed by individuals thereunto duly authorized as of the day and year first above written.

THE BRINK’S COMPANY		WELLS FARGO BANK, N.A., Trustee

By	/s/ Jonathan A. Leon	By	/s/ Joan M. Hinnenkamp

Its:	Treasurer	Its:	Vice President